Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
John M. Radak, Chief Financial Officer	Ruben Argueta
(858) 646-8032	(858) 646-8023
rargueta@quidel.com

QUIDEL REPORTS THIRD QUARTER 2010 RESULTS
SAN DIEGO, October 27, 2010 (BUSINESS WIRE) —Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid diagnostic testing solutions, announced today financial results for its third quarter ended September 30, 2010.
Third Quarter 2010 Results
For the third quarter of 2010, total revenues were $28.2 million, compared to $56.2 million for the third quarter of 2009, a decrease of 50%. The comparison to the prior year is affected by higher than normal revenues in 2009 due to the H1N1 pandemic.
Net loss for the third quarter of 2010 was $5.9 million, or $0.21 per share, compared to net income of $14.9 million, or $0.50 per diluted share, for the third quarter of 2009. Included in the third quarter results is $3.2 million of income tax expense to adjust the previously recorded tax benefit to the third quarter year-to-date effective tax rate. On a non-GAAP basis, excluding non-recurring items and amortization of acquired intangibles, net loss for the third quarter of 2010 was $1.6 million, or $0.06 per share.
“Our revenues and operating performance for the third quarter were in line with our expectations, driven by sales of non-seasonal products and a more just in time influenza inventory stocking strategy with distribution”, said Douglas Bryant, president and chief executive officer at Quidel Corporation. “In a more typical respiratory disease season we have seen very little end user demand for our influenza tests in the third quarter, as three-quarters of that demand has traditionally occurred in the first quarter. And as expected, in the third quarter our sales of flu tests were modest, and reflective of sales from our distributors to their customers, which were nearly equivalent to what we saw in 2008, a season that is a better benchmark than last year’s pandemic. Going forward, because of our just in time inventory stocking strategy, we expect that revenues for our products, like our influenza tests, will more closely coincide with end user demand for those products.”
Nine Months Ended September 30, 2010
Total revenues decreased 16% to $81.6 million for the nine-month period ended September 30, 2010 from $97.7 million for the same period in 2009. For the nine-month period in 2010, loss per share was $0.38 compared to earnings per diluted share of $0.42 for the same period of the prior year. On a non-GAAP basis, excluding non-recurring items and amortization of acquired intangibles, net loss for the nine months ended September 30, 2010 was $6.6 million, or $0.23 per share, compared to net income of $14.0 million, or $0.46 per diluted share for the same period of 2009.
Non-GAAP Financial Information
The Company is providing certain non-GAAP measures, which exclude the effect of certain non-recurring items and amortization of acquired intangibles on earnings (loss) and net earnings (loss) per share. These non-GAAP measures are provided as a supplement to the Company’s consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.
Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors. These non-GAAP measures are not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.
Conference Call Information
Quidel management will host a conference call to discuss the third quarter 2010 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.
To participate in the live call by telephone from the U.S., dial (866) 804-6928, or from outside the U.S. dial (857) 350-1674, and enter the passcode 57002201.
A live webcast of the call can be accessed at www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code 82884944.
About Quidel Corporation
Quidel Corporation serves to enhance the health and well being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the leading brand names QuickVue®, D3® Direct Detection and Thyretain™, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit www.quidel.com and Diagnostic Hybrids at www.dhiusa.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing on our strategic initiatives, our reliance on sales of our influenza diagnostic tests, uncertainty surrounding the detection of novel influenza viruses involving human specimens, our ability to develop new products and technology, adverse changes in the competitive and economic conditions in domestic and international markets, our reliance on and actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the medical reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse regulatory actions or delays in product reviews by the U.S. Food and Drug Administration(the “FDA”), compliance with FDA and environmental regulations, our ability to meet unexpected increases in demand for our products, our ability to execute our growth strategy, including the integration of new companies or technologies, disruptions in the global capital and credit markets, our ability to hire key personnel, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, adverse changes in our international markets, including as a result of currency fluctuations, political instability or new or increased tariffs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the Securities and Exchange Commission from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)
(In thousands, except per share data; unaudited)

	Three months ended				Three months ended
	September 30, 2010				September 30, 2009
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments	Non-GAAP
Total revenues	$28,225	$—		$28,225	$56,152	$—	$56,152

Cost of sales (excludes amortization of intangible assets)	12,807	—		12,807	17,670	—	17,670

Research and development	6,148	—		6,148	3,157	—	3,157
Sales and marketing	5,797	—		5,797	6,400	—	6,400
General and administrative	4,759	—		4,759	4,325	—	4,325
Amortization of intangible assets from acquired businesses	1,624	(1,624	)(2)	—	—	—	—
Amortization of intangible assets from licensed technology	324	—		324	345	—	345
Business acquisition and integration costs	115	(115	)(3)	—	—	—	—

Total costs and expenses	31,574	(1,739)		29,835	31,897	—	31,897

Operating (loss) income	(3,349)	1,739		(1,610)	24,255	—	24,255

Interest expense	(645)	—		(645)	(148)	—	(148)
Interest income	15	—		15	53	—	53
Other expense	—	—		—	(5)	—	(5)

Total other expense	(630)	—		(630)	(100)	—	(100)

(Loss) income before income taxes	(3,979)	1,739		(2,240)	24,155	—	24,155

Income tax expense (benefit)	1,882	(2,495	)(4)	(613)	9,215	—	9,215

Net (loss) income	$(5,861)	$4,234		$(1,627)	$14,940	$—	$14,940

Basic and diluted (loss) earnings per share:	$(0.21)			$(0.06)	$0.50		$0.50

Weighted shares used in basic per share calculation	28,183			28,183	29,713		29,713
Weighted shares used in diluted per share calculation	28,183			28,183	30,149		30,149

Gross profit as a % of total revenues	55%			55%	69%		69%
Research and development as a % of total revenues	22%			22%	6%		6%
Sales and marketing as a % of total revenues	21%			21%	11%		11%
General and administrative as a % of total revenues	17%			17%	8%		8%

(1)	The Company reports Non-GAAP results which primarily excludes certain acquisition related costs to provide a supplemental comparison of the results of operations.

(2)	Add back amortization of acquired intangibles

(3)	Add back business acquisition and integration costs

(4)	The Company’s marginal tax rate is approximately 40% and has been applied to Non-GAAP adjustments. In addition, the Company adjusted the income tax benefit for the three months ended September 30, 2010 to reflect the expected annual effective tax rate of 32.9%.
Condensed balance sheet data (in thousands):

	9/30/10	12/31/09
Cash, cash equivalents and marketable securities	$7,229	$93,002
Accounts receivables	12,862	9,717
Inventory	19,263	15,038
Total assets	213,463	166,345
Long term debt	80,188	6,527
Stockholders’ equity	111,194	126,450

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)
(In thousands, except per share data; unaudited)

	Nine months ended				Nine months ended
	September 30, 2010				September 30, 2009
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Total revenues	$81,630	$—		$81,630	$97,685	$—		$97,685

Cost of sales (excludes amortization of intangible assets)	37,678	—		37,678	36,169	—		36,169
Amortization of inventory fair value adjustment from acquisition	1,118	(1,118	)(2)	—	—	—		—

Total cost of sales (excludes amortization of intangible assets)	38,796	(1,118)		37,678	36,169	—		36,169

Research and development	18,772	—		18,772	9,003	—		9,003
Sales and marketing	18,068	—		18,068	16,538	—		16,538
General and administrative	13,792	—		13,792	12,125	—		12,125
Amortization of intangible assets from acquired businesses	3,743	(3,743	)(3)	—	—	—		—
Amortization of intangible assets from licensed technology	972	—		972	1,040	—		1,040
Business acquisition and integration costs, and restructuring charges	2,181	(2,181	)(4)	—	2,038	(2,038	)(4)	—

Total costs and expenses	96,324	(7,042)		89,282	76,913	(2,038)		74,875

Operating (loss) income	(14,694)	7,042		(7,652)	20,772	2,038		22,810

Interest expense	(1,655)	—		(1,655)	(459)	—		(459)
Interest income	195	—		195	299	—		299
Other expense	—	—		—	(5)	—		(5)

Total other expense	(1,460)	—		(1,460)	(165)	—		(165)

(Loss) income before income taxes	(16,154)	7,042		(9,112)	20,607	2,038		22,645

Income tax (benefit) expense	(5,309)	2,817	(5)	(2,492)	7,831	815	(5)	8,646

Net (loss) income	$(10,845)	$4,225		$(6,620)	$12,776	$1,223		$13,999

Basic and diluted (loss) earnings per share:	$(0.38)			$(0.23)	$0.42			$0.46

Weighted shares used in basic per share calculation	28,362			28,362	30,151			30,151
Weighted shares used in diluted per share calculation	28,362			28,362	30,547			30,547

Gross profit as a % of total revenues	52%			54%	63%			63%
Research and development as a % of total revenues	23%			23%	9%			9%
Sales and marketing as a % of total revenues	22%			22%	17%			17%
General and administrative as a % of total revenues	17%			17%	12%			12%

(1)	The Company reports Non-GAAP results which primarily excludes certain acquisition related costs to provide a supplemental comparison of the results of operations.

(2)	Add back fair value amortization of inventory write-up associated with the acquisition of DHI

(3)	Add back amortization of acquired intangibles

(4)	Add back business acquisition and integration costs and restructuring charges

(5)	The Company’s marginal tax rate is approximately 40% and has been applied to Non-GAAP adjustments